EXHIBIT  99.1

FOR RELEASE

Date: October 23, 2020
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA, CGMA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Net Income for the Quarter Ended September 30, 2020 and
Opens Full Service Branch on Wolf Road in Albany County, NY

Catskill, N.Y. -- October 23, 2020-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for the Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three months ended September 30, 2020, which is the first quarter of the Company’s fiscal year ending June 30, 2021.  Net income for the three months ended September 30, 2020 and 2019 was $4.9 million.  Earnings per share were $0.57 per basic and diluted share for the three months ended September 30, 2020 and 2019.

Donald Gibson, President & CEO stated; “I am pleased to report another very solid quarter. Net income for the quarter ended September 30, 2020 increased slightly even after the Company increased its provision for loan loss by $750,000 as a result of the COVID-19 pandemic. In addition to the solid performance, we successfully opened a new branch office located at 103 Wolf Road in Albany County, NY. This newest branch location provides our Bank direct access to the heart of the Capital District Marketplace. We believe this access will provide us with a great opportunity to increase the business in all three of our primary business lines, retail, commercial and municipal.”

Total consolidated assets for the Company were $1.8 billion at September 30, 2020, primarily consisting of $659.8 million of total securities available-for-sale and held-to-maturity and $1.0 billion of net loans.  Consolidated deposits totaled $1.6 billion at September 30, 2020, consisting of retail, business and municipal banking relationships.  With the opening of the newest branch located at 103 Wolf Road, in Albany County, NY, The Bank of Greene County operates 17 full-service banking offices, with operations and lending centers located in the Capital District and Hudson Valley Regions of New York State.

The novel strain of coronavirus (“COVID-19”) continues to impact business throughout the country and in our financial markets.  With the continued uncertainty regarding the duration of the pandemic and effectiveness of containment strategies, the overall impact to the Company’s financial position cannot be determined at this time.  However, the Company continues to maintain strong asset quality, capital and liquidity.  Management believes it is still well positioned to withstand the financial impact from this health crisis and continues to stand by and work hand in hand with local businesses to be stronger than ever.

Depending upon the duration of the COVID-19 pandemic and the adequacy of strategies put in place by local and federal governments, borrowers may not have the ability to repay their debt and may ultimately result in losses to the Company.  Management continues to closely monitor credit relationships, particularly those on payment deferral or are currently adversely classified.  As discussed under Asset Quality and Loan Loss Provision below, the Company has continued to increase its allowance for loan losses during the three months ended September 30, 2020 and believes that total reserves are adequate.

Selected highlights for the three months ended September 30, 2020 are as follows:

Net Interest Income and Margin
•
Net interest income increased $1.3 million to $11.8 million for the three months ended September 30, 2020 from $10.5 million for the three months ended September 30, 2019. The increase in net interest income was primarily the result of the growth in the average balance of interest-earnings assets, which increased $408.5 million when comparing the three months ended September 30, 2020 and 2019, offset by decreases in interest rates on interest-earning assets, which decreased 77 basis points when comparing the three months ended September 30, 2020 and 2019, respectively.  Of the $408.5 million increase in average interest-earning assets, average loan balances increased $225.3 million and the yield on loans decreased 72 basis points when comparing the three months ended September 30, 2020 and 2019.  Average securities increased $201.0 million and the yield on securities decreased 76 basis points when comparing the three months ended September 30, 2020 and 2019.  Included in interest-earning assets at September 30, 2020, are $100.5 million of SBA Paycheck Protection Program (PPP) loans at a rate of 1.00%.  Cost of interest-bearing liabilities decreased 36 basis points when comparing the three months ended September 30, 2020 and 2019, respectively  The decrease in cost of interest-bearing liabilities was offset by growth in the average balance of interest-bearing liabilities of $349.3 million, most notably due to an increase in NOW deposits of $296.2 million, an increase in average savings and money market deposits of $48.7 million, and an increase in borrowings of $6.2 million when comparing the three months ended September 30, 2020 and 2019, respectively.    The interest rate on borrowings increased 98 basis points when comparing the three months ended September 30, 2020 and 2019.  The increase in interest rate on borrowings is due to the Company entering into Subordinated Note Purchase Agreements discussed within the borrowings section below.  Yields on interest-earning assets and costs of interest bearing liabilities continue to decline as a result of the low interest rate environment brought on by Federal Reserve Board interest rate decreases during fiscal 2020.

•
Net interest rate spread and margin both decreased when comparing the three months ended September 30, 2020 and 2019.  Net interest rate spread decreased 41 basis points to 2.72% as compared to 3.13% when comparing the three months ended September 30, 2020 and 2019, respectively.  Net interest margin decreased 47 basis points to 2.79% for the three months ended September 30, 2020 as compared to 3.26% for the three months ended September 30, 2019.  Decreases in net interest rate spread and margin resulted primarily from lower yields on loans and securities as a result of the low interest rate environment, partially offset by growth in average loans and securities balances.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax-equivalent net interest margin was 2.98% and 3.44% for the three months ended September 30, 2020 and 2019, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $1.2 million and $551,000 for the three months ended September 30, 2020 and 2019, respectively. The increase in provision for loan loss was due to the impact of the COVID-19 pandemic as well as growth in gross loans and an increase in loans adversely classified.  During fiscal 2020, the Company instituted a loan deferment program whereby short-term (3-6 months) deferral of principal and/or interest payments had been provided.  At September 30, 2020, the Company still had $67.4 million or 201 loans on payment deferral as a result of the pandemic, which is down from $193.5 million or 706 loans at June 30, 2020.  Management continues to monitor these loans, however, it remains uncertain that all of these loans will continue to perform as agreed once they reach the end of the deferral period. As a result, the Company increased the provision for loan loss for the three months ended September 30, 2020.  Loans classified as substandard or special mention totaled $38.9 million at September 30, 2020, compared to $32.8 million at June 30, 2020, an increase of $6.1 million.  The increase in classified loans is due to a deterioration of borrowers’ cash flow in their most recent financial statements.  These loans are performing as of September 30, 2020.  Reserves on loans classified as substandard or special mention totaled $3.9 million at September 30, 2020 compared to $2.4 million at June 30, 2020, an increase of $1.5 million which is attributable to the increase in classified loans.  No loans were classified as doubtful or loss at September 30, 2020 or June 30, 2020. Allowance for loan losses to total loans receivable was 1.68% at September 30, 2020, and 1.62% at June 30, 2020.  Total loans receivable included $100.5 million and $99.8 million of SBA Paycheck Protection Program (PPP) loans at September 30, 2020 and June 30, 2020, respectively.  Excluding these SBA guaranteed loans, the allowance for loan losses to total loans receivable would have been 1.85% and 1.80% at September 30, 2020 and June 30, 2020, respectively.

•
Net charge-offs amounted to $38,000 and $307,000 for the three months ended September 30, 2020 and 2019, respectively, a decrease of $269,000. The decrease in charge-off activity was primarily within the consumer and commercial loan portfolios.

•
Nonperforming loans amounted to $4.3 million and $4.1 million at September 30, 2020 and June 30, 2020, respectively. At September 30, 2020 and June 30, 2020, respectively, nonperforming assets were 0.24% of total assets. Nonperforming loans were 0.42% and 0.41% of net loans at September 30, 2020 and June 30, 2020, respectively. At September 30, 2019, nonperforming assets to total assets were 0.27% and nonperforming loans to net loans were 0.44%.

Noninterest Income and Noninterest Expense
•
Noninterest income decreased $188,000, or 8.3%, and totaled $2.1 million and $2.3 million for the three months ended September 30, 2020 and 2019, respectively. The decrease was primarily due to decreases in service charges on deposit accounts offset by an increase in debit card fees resulting from continued growth in the number of checking accounts with debit cards.

•
Noninterest expense increased $711,000 or 11.1%, to $7.1 million for the three months ended September 30, 2020 as compared to $6.4 million for the three months ended September 30, 2019. The increases during the three months ended September 30, 2020 were primarily due to an increase in salaries and employee benefits expenses resulting from additional staffing for a new branch located in Albany, New York, which opened in September 2020 and increases in FDIC insurance premiums.  The lower FDIC insurance premiums for the three months ended September 30, 2019, was a result of a credit received totaling $108,000.

Income Taxes
•
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 11.7% for the three months ended September 30, 2020, compared to 16.1% for the three months ended September 30, 2019.  The statutory tax rate is impacted by the benefits derived from tax exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•	Total assets of the Company were $1.8 billion at September 30, 2020 and $1.7 billion at June 30, 2020, an increase of $122.3 million, or 7.3%.
•
Securities available-for-sale and held-to-maturity increased $49.4 million, or 8.1%, to $659.8 million at September 30, 2020 as compared to $610.4 million at June 30, 2020. This increase was the result of an increase in municipal deposits and the need to collateralize the uninsured portion of these deposits. Securities purchases totaled $132.7 million during the three months ended September 30, 2020 and consisted of $93.8 million of state and political subdivision securities and $34.1 million of mortgage-backed securities, $2.5 million of corporate securities, and $2.3 million of other securities. Principal pay-downs and maturities during the three months amounted to $82.4 million, primarily consisting of $14.7 million of mortgage-backed securities, $65.3 million of state and political subdivision securities, and $1.3 million of other securities.

•
Net loans receivable increased $35.3 million, or 3.5%, to $1.0 billion at September 30, 2020 from $993.5 million at June 30, 2020.  Of the $1.0 billion in net loans receivable at September 30, 2020, $100.5 million were SBA Paycheck Protection Program loans.  The loan growth experienced during the three months consisted primarily of $34.2 million in commercial real estate loans and $10.2 million in residential real estate loans.  This growth was partially offset by a $2.1 million decrease in residential construction and land loans, $3.7 million decrease in commercial construction loans, $1.4 million decrease in home equity loans and $1.2 million increase in allowance for loan losses.

•
Deposits totaled $1.6 billion at September 30, 2020 and $1.5 billion at June 30, 2020, an increase of $117.9 million, or 7.9%. Noninterest-bearing deposits increased $17.5 million, or 12.7%, NOW deposits increased $103.0 million, or 10.8%, and savings deposits increased $2.2 million, or 0.9%, when comparing September 30, 2020 and June 30, 2020.  These increases were offset by a decrease in money market deposits of $4.3 million, or 3.2%, and a decrease in certificates of deposits of $442,000, or 1.2%, when comparing September 30, 2020 and June 30, 2020. Typically deposits increase during the first quarter of the Company’s fiscal year as a result of an increase in municipal deposits at Greene County Commercial Bank, primarily from tax collection, and new account relationships.

•
Borrowings for the Company amounted to $25.7 million at September 30, 2020 compared to $25.5 million at June 30, 2020, an increase of $249,000.  At September 30, 2020, borrowing consisted of $6.1 million in term advances with the Federal Home Loan Bank of New York (“FHLB”), and $19.6 million of Fixed-to-Floating Rate Subordinated Notes.  During the three months ended September 30, 2020, the Company repaid $10.9 million of Paycheck Protection Plan Lending Facility “(PPPLF”) proceeds, $7.0 million of short-term borrowings with Atlantic Central Bankers Bank and $1.5 million of term debt with the FHLB.  The Company entered into Subordinated Note Purchase Agreements on September 17, 2020, issued at 4.75% Fixed-to-Floating Rate due September 15, 2030, in the aggregate principal amount of $20.0 million.  These notes are callable on September 15, 2025.

•
Shareholders’ equity increased to $133.0 million at September 30, 2020 from $128.8 million at June 30, 2020, resulting primarily from net income of $4.9 million, partially offset by dividends declared and paid of $468,000 and an increase in other accumulated comprehensive loss of $190,000.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for the Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, financial and regulatory changes related to the COVID-19 pandemic, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  The Company has also provided in this news release supplemental disclosures for the calculation of the allowance for loan loss to gross loans, adjusted to exclude SBA Paycheck Protection Program loans. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

(END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the three months Ended September 30,
(Dollars in thousands, except per share data)	2020	2019
Interest income	$13,338	$12,608
Interest expense	1,522	2,108
Net interest income	11,816	10,500
Provision for loan losses	1,243	551
Noninterest income	2,078	2,266
Noninterest expense	7,133	6,422
Income before taxes	5,518	5,793
Tax provision	643	930
Net Income	$4,875	$4,863

Basic EPS	$0.57	$0.57
Weighted average shares outstanding	8,513,414	8,537,814
Diluted EPS	$0.57	$0.57
Weighted average diluted shares outstanding	8,513,414	8,537,814
Dividends declared per share	$0.12	$0.11

Selected Financial Ratios
Return on average assets[1]	1.14%	1.49%
Return on average equity[1]	14.89	17.00
Net interest rate spread[1]	2.72	3.13
Net interest margin[1]	2.79	3.26
Fully taxable-equivalent net interest margin[2]	2.98	3.44
Efficiency ratio[3]	51.34	50.31
Non-performing assets to total assets	0.24	0.27
Non-performing loans to net loans	0.42	0.44
Allowance for loan losses to non-performing loans	404.69	381.71
Allowance for loan losses to total loans	1.68	1.64
Shareholders’ equity to total assets	7.39	8.27
Dividend payout ratio[4]	21.05	19.30
Actual dividends paid to net income[5]	9.60	8.88
Book value per share	$15.62	$13.65
1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was 21% for federal income taxes and 3.98% for New York State income taxes for the period ended September 30, 2020 and 2019. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margin.

	For the three months ended September 30,
(Dollars in thousands)	2020	2019
Net interest income (GAAP)	$11,816	$10,500
Tax-equivalent adjustment	812	571
Net interest income (fully taxable-equivalent basis)	$12,628	$11,071

Average interest-earning assets	$1,695,482	$1,286,966
Net interest margin (fully taxable-equivalent basis)	2.98%	3.44%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the three months ended September 30, 2020.  The MHC’s ability to waive the receipt of dividends is dependent upon annual approval of its members as well as receiving the non-objection of the Federal Reserve Board.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)

	At September 30, 2020	At June 30, 2020
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$76,167	$40,463
Long term certificate of deposit	4,094	4,070
Securities- available for sale, at fair value	269,670	226,709
Securities- held to maturity, at amortized cost	390,107	383,657
Equity securities, at fair value	273	267
Federal Home Loan Bank stock, at cost	1,158	1,226

Gross loans receivable	1,049,113	1,012,660
Less: Allowance for loan losses	(17,596)	(16,391)
Unearned origination fees and costs, net	(2,735)	(2,747)
Net loans receivable	1,028,782	993,522

Premises and equipment	14,097	13,658
Accrued interest receivable	8,395	8,207
Prepaid expenses and other assets	6,397	5,024
Total assets	$1,799,140	$1,676,803

Liabilities and shareholders’ equity
Noninterest bearing deposits	$155,669	$138,187
Interest bearing deposits	1,463,324	1,362,888
Total deposits	1,618,993	1,501,075

Borrowings from other banks, short-term	-	17,884
Borrowings from FHLB, long term	6,100	7,600
Subordinated notes payable	19,633	-
Accrued expenses and other liabilities	21,392	21,439
Total liabilities	1,666,118	1,547,998
Total shareholders’ equity	133,022	128,805
Total liabilities and shareholders’ equity	$1,799,140	$1,676,803
Common shares outstanding	8,513,414	8,513,414
Treasury shares	97,926	97,926

The above information is preliminary and based on the Company’s data available at the time of presentation.